Cooper Standard Reports Strong Sales Growth and Margin Improvement in Third Quarter 2022

NORTHVILLE, Mich., November 1, 2022 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the third quarter 2022.

Third Quarter 2022 Summary
•Sales totaled $657.2 million, an increase of 24.8% compared to third quarter 2021
•Net loss narrowed to $32.7 million or $(1.90) per diluted share compared to a net loss of $123.2 million or $(7.20) per diluted share in the third quarter 2021
•Adjusted EBITDA totaled $20.5 million; adjusted EBITDA margin improved by approximately 950 basis points vs. third quarter 2021
•Quarter-end cash balance of $231 million; continuing strong total liquidity of $387 million
•Net new business awards on electric vehicles of $27 million in the quarter and $72 million year to date; Total net new business awards of $66 million in the quarter and $124 million year to date
“We were able to leverage our improving cost structure, enhanced commercial agreements and higher year-over-year industry production levels to drive positive results in the quarter,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “OEM production schedules remain erratic, however, with actual volumes still falling well short of industry forecasts and our customers' own releases. Despite this continuing challenge, we expect to deliver further operational improvements and margin expansion through the remainder of the year.”

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(dollar amounts in millions except per share amounts)
Sales	$657.2	$526.7	$1,876.1	$1,728.8
Net loss	$(32.7)	$(123.2)	$(127.3)	$(220.6)
Adjusted net loss	$(29.5)	$(106.4)	$(139.3)	$(172.0)
Loss per diluted share	$(1.90)	$(7.20)	$(7.41)	$(12.96)
Adjusted loss per diluted share	$(1.71)	$(6.23)	$(8.11)	$(10.10)
Adjusted EBITDA	$20.5	$(33.9)	$10.3	$(10.0)
The year-over-year increase in third quarter sales was primarily attributable to favorable volume and mix as well as realized recoveries of material cost inflation, which are reflected in price adjustments. These were partially offset by foreign exchange.

Net loss for the third quarter 2022 was $(32.7) million, including restructuring charges of $1.7 million and other special items. Net loss for the third quarter 2021 was $(123.2) million, including restructuring charges of $1.6 million and other special items. Adjusted net loss, which excludes restructuring, other special items and their related tax impact, was $(29.5) million in the third quarter 2022 compared to $(106.4) million in the third quarter of 2021. The year-over-year improvement was primarily due to improved volume and mix, lower income tax expense and improved operating efficiencies. These were partially offset by continuing material cost inflation net of realized customer recoveries, higher labor costs and other inflationary headwinds.

Adjusted net loss, adjusted EBITDA and adjusted loss per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Automotive New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its customers. During the third quarter of 2022, the Company received net new business awards representing approximately $66 million in incremental anticipated future annualized sales, including $27 million of awards on electric vehicle platforms. Year to date net new business awards totaled $124 million, including $72 million on electric vehicle platforms. Since the beginning of 2020, the Company has received net new business awards on electric vehicle platforms totaling over $275 million in expected incremental annualized sales.
Segment Results of Operations

Sales

	Three Months Ended September 30,			Variance Due To:
	2022	2021	Change	Volume / Mix*	Foreign Exchange	Deconsolidation
	(dollar amounts in thousands)
Sales to external customers
North America	$351,011	$270,592	$80,419	$80,840	$(421)	$—
Europe	113,670	98,682	14,988	34,726	(19,738)	—
Asia Pacific	129,493	109,526	19,967	35,932	(9,818)	(6,147)
South America	27,073	15,981	11,092	11,129	(37)	—
Total Automotive	621,247	494,781	126,466	162,627	(30,014)	(6,147)
Corporate, eliminations and other	35,906	31,909	3,997	6,097	(2,100)	—
Consolidated sales	$657,153	$526,690	$130,463	$168,724	$(32,114)	$(6,147)
* Net of customer price adjustments
•Volume and mix, net of customer price adjustments including recoveries, was driven by vehicle production volume increases due to the lessening impact of semiconductor-related supply issues.
•The impact of foreign currency exchange was primarily related to the Euro, Chinese Renminbi and Korean Won.

Adjusted EBITDA

	Three Months Ended September 30,			Variance Due To:
	2022	2021	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases**
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$19,401	$8,817	$10,584	$29,273	$(1,355)	$(17,334)
Europe	(10,905)	(25,112)	14,207	16,942	1,205	(3,940)
Asia Pacific	7,523	(14,274)	21,797	10,612	(10)	11,195
South America	766	(3,422)	4,188	2,750	1,060	378
Total Automotive	16,785	(33,991)	50,776	59,577	900	(9,701)
Corporate, eliminations and other	3,720	132	3,588	9,015	28	(5,455)
Consolidated adjusted EBITDA	$20,505	$(33,859)	$54,364	$68,592	$928	$(15,156)
* Net of customer price adjustments
** Net of deconsolidation

•Volume and mix, net of customer price adjustments including recoveries, was driven by vehicle production volume increases due to a lessening impact on customer production schedules for semiconductor-related supply issues in the current year period.
•The impact of foreign currency exchange was primarily related to the Euro and Brazilian Real, partially offset by the Mexican Peso.
•The Cost (Increases) / Decreases category above includes:
◦Commodity cost and inflationary economics;
◦Manufacturing efficiencies and purchasing savings through lean initiatives;
◦Increased compensation-related expenses; and
◦Decreased costs related to ongoing salaried headcount initiatives and restructuring savings.

Cash and Liquidity

As of September 30, 2022, Cooper Standard had cash and cash equivalents totaling $231.2 million. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $386.9 million at the end of the third quarter.

Based on current expectations for light vehicle production and customer demand for our products, the Company expects its current solid cash balance and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. The Company’s ability to meet its debt service requirements for the next twelve months is contingent upon its ability to refinance its term loan facility. The Company continues its discussions with certain investors with respect to potential refinancing alternatives. While discussions are ongoing, the Company has not reached an agreement with respect to such a transaction for refinancing its capital structure and there can be no assurances that such an agreement will be reached in the future.

Outlook

Industry projections for global light vehicle production growth, while still positive, have moderated over the past three months. Based on these industry projections, macroeconomic conditions, current customer production schedules and the Company's results to date, the Company is adjusting its 2022 full year guidance as follows:
2022 Guidance1

	Previous		Current
Sales	$2.5 - $2.7 billion		$2.45 - $2.55 billion
Adjusted EBITDA[2]	$50 - $60 million		$45 - $50 million
Capital Expenditures	$85 - $95 million		$80 - $90 million
Cash Restructuring	$20 - $30 million		$20 - $30 million
Net Cash Taxes / (Refund)	$(50) - $(55) million		$(50) - $(55) million
Key Light Vehicle Production Assumptions
North America	14.7	million	14.5	million
Europe	16.5	million	15.6	million
Greater China	24.5	million	26.4	million

1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers September 2022 S&P Global (IHS Markit) production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 2, 2022 at 9:00 a.m. ET to discuss its third quarter 2022 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://www.ir.cooperstandard.com/events/event-details/third-quarter-2022-earnings-call.

Investors, analysts and other representatives of the investment community who wish to participate by phone in the live conference and have the opportunity to ask questions during Q&A will need to pre-register for the call by visiting https://register.vevent.com/register/BI8e7acde9b14a4ad997eeb525af0c3691. Once registration is completed, participants will be provided with a dial-in number and a personalized conference code to access the call. Participants should dial in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors’ portion of the Cooper Standard website (http://www.ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,600 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on Twitter @CooperStandard.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: Volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts, including commodity cost increases and disruptions related to the war in Ukraine and the current COVID-related lockdowns in China; our ability to offset the adverse impact of higher commodity and other costs through negotiations with our customers; the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$657,153	$526,690	$1,876,054	$1,728,842
Cost of products sold	618,594	534,817	1,800,577	1,669,610
Gross profit (loss)	38,559	(8,127)	75,477	59,232
Selling, administration & engineering expenses	44,847	60,367	149,033	168,506
Gain on sale of business, net	—	—	—	(696)
Gain on sale of fixed assets, net	—	—	(33,391)	—
Amortization of intangibles	1,693	1,819	5,176	5,524
Restructuring charges	1,701	1,573	13,014	34,251
Impairment charges	379	1,006	837	1,847
Operating loss	(10,061)	(72,892)	(59,192)	(150,200)
Interest expense, net of interest income	(20,747)	(18,243)	(57,378)	(54,152)
Equity in (losses) earnings of affiliates	(3,391)	(1,114)	(8,193)	65
Other income (expense), net	146	(494)	(2,574)	(4,221)
Loss before income taxes	(34,053)	(92,743)	(127,337)	(208,508)
Income tax (benefit) expense	(833)	32,121	1,824	15,598
Net loss	(33,220)	(124,864)	(129,161)	(224,106)
Net loss attributable to noncontrolling interests	534	1,691	1,868	3,458
Net loss attributable to Cooper-Standard Holdings Inc.	$(32,686)	$(123,173)	$(127,293)	$(220,648)

Weighted average shares outstanding
Basic	17,218,165	17,097,766	17,181,534	17,027,226
Diluted	17,218,165	17,097,766	17,181,534	17,027,226

Loss per share:
Basic	$(1.90)	$(7.20)	$(7.41)	$(12.96)
Diluted	$(1.90)	$(7.20)	$(7.41)	$(12.96)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$231,177	$248,010
Accounts receivable, net	366,824	317,469
Tooling receivable, net	93,832	88,900
Inventories	195,003	158,075
Prepaid expenses	31,348	26,313
Income tax receivable and refundable credits	12,474	82,813
Other current assets	74,525	73,317
Total current assets	1,005,183	994,897
Property, plant and equipment, net	667,117	784,348
Operating lease right-of-use assets, net	95,803	111,052
Goodwill	141,958	142,282
Intangible assets, net	48,413	60,375
Other assets	143,727	133,539
Total assets	$2,102,201	$2,226,493

Liabilities and Equity
Current liabilities:
Debt payable within one year	$48,890	$56,111
Accounts payable	373,481	348,133
Payroll liabilities	94,712	69,353
Accrued liabilities	130,257	101,466
Current operating lease liabilities	20,172	22,552
Total current liabilities	667,512	597,615
Long-term debt	978,435	980,604
Pension benefits	113,521	129,880
Postretirement benefits other than pensions	40,960	43,498
Long-term operating lease liabilities	79,222	92,760
Other liabilities	47,289	50,776
Total liabilities	1,926,939	1,895,133
Equity:
Common stock	17	17
Additional paid-in capital	506,971	504,497
Retained (loss) earnings	(101,740)	25,553
Accumulated other comprehensive loss	(224,203)	(205,184)
Total Cooper-Standard Holdings Inc. equity	181,045	324,883
Noncontrolling interests	(5,783)	6,477
Total equity	175,262	331,360
Total liabilities and equity	$2,102,201	$2,226,493

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating Activities:
Net loss	$(129,161)	$(224,106)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	88,997	99,497
Amortization of intangibles	5,176	5,524
Gain on sale of fixed assets, net	(33,391)	—
Gain on sale of business, net	—	(696)
Impairment charges	837	1,847
Share-based compensation expense	2,593	4,781
Equity in losses of affiliates, net of dividends related to earnings	11,195	2,146
Deferred income taxes	(5,478)	9,785
Other	2,383	2,219
Changes in operating assets and liabilities	46,489	(12,485)
Net cash used in operating activities	(10,360)	(111,488)
Investing activities:
Capital expenditures	(58,491)	(75,965)
Proceeds from sale of fixed assets	52,956	3,095
Other	167	35
Net cash used in investing activities	(5,368)	(72,835)
Financing activities:
Principal payments on long-term debt	(3,786)	(4,227)
Decrease in short-term debt, net	(977)	(597)
Taxes withheld and paid on employees' share-based payment awards	(607)	(777)
Other	(688)	884
Net cash used in financing activities	(6,058)	(4,717)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	9,296	7,853
Changes in cash, cash equivalents and restricted cash	(12,490)	(181,187)
Cash, cash equivalents and restricted cash at beginning of period	251,128	443,578
Cash, cash equivalents and restricted cash at end of period	$238,638	$262,391

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	September 30, 2022	December 31, 2021
Cash and cash equivalents	$231,177	$248,010
Restricted cash included in other current assets	5,846	961
Restricted cash included in other assets	1,615	2,157
Total cash, cash equivalents and restricted cash	$238,638	$251,128

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on IHS Markit forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss attributable to Cooper-Standard Holdings Inc.	$(32,686)	$(123,173)	$(127,293)	$(220,648)
Income tax (benefit) expense	(833)	32,121	1,824	15,598
Interest expense, net of interest income	20,747	18,243	57,378	54,152
Depreciation and amortization	30,628	36,049	94,173	105,021
EBITDA	$17,856	$(36,760)	$26,082	$(45,877)
Restructuring charges	1,701	1,573	13,014	34,251
Deconsolidation of joint venture (1)	—	—	2,257	—
Impairment charges (2)	379	1,006	837	1,847
Loss (gain) on sale of business, net (3)	—	—	—	(696)
Gain on sale of fixed assets, net (4)	—	—	(33,391)	—
Lease termination costs (5)	—	322	—	430
Indirect tax and customs adjustments (6)	569	—	1,477	—
Adjusted EBITDA	$20,505	$(33,859)	$10,276	$(10,045)

Sales	$657,153	$526,690	$1,876,054	$1,728,842
Net loss margin	(5.0)%	(23.4)%	(6.8)%	(12.8)%
Adjusted EBITDA margin	3.1%	(6.4)%	0.5%	(0.6)%

(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
(2)Non-cash impairment charges in 2022 and 2021 related to idle assets in Europe.
(3)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses, as well as its Indian operations.
(4)In the first quarter of 2022, the Company signed a sale-leaseback agreement on one of its European facilities, and a gain was recognized in the second quarter of 2022.
(5)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(6)Impact of prior period indirect tax and customs adjustments.

Adjusted Net Loss and Adjusted Loss Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net loss to adjusted net loss and the respective loss per share amounts:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss attributable to Cooper-Standard Holdings Inc.	$(32,686)	$(123,173)	$(127,293)	$(220,648)
Restructuring charges	1,701	1,573	13,014	34,251
Deconsolidation of joint venture (1)	—	—	2,257	—
Impairment charges (2)	379	1,006	837	1,847
Loss (gain) on sale of business, net (3)	—	—	—	(696)
Gain on sale of fixed assets, net (4)	—	—	(33,391)	—
Lease termination costs (5)	—	322	—	430
Indirect tax and customs adjustments (6)	569	—	1,477	—
Deferred tax valuation allowance (7)	—	13,278	—	13,278
Tax impact of adjusting items (8)	581	560	3,765	(484)
Adjusted net loss	$(29,456)	$(106,434)	$(139,334)	$(172,022)

Weighted average shares outstanding:
Basic	17,218,165	17,097,766	17,181,534	17,027,226
Diluted	17,218,165	17,097,766	17,181,534	17,027,226

Loss per share:
Basic	$(1.90)	$(7.20)	$(7.41)	$(12.96)
Diluted	$(1.90)	$(7.20)	$(7.41)	$(12.96)

Adjusted loss per share:
Basic	$(1.71)	$(6.23)	$(8.11)	$(10.10)
Diluted	$(1.71)	$(6.23)	$(8.11)	$(10.10)

(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
(2)Non-cash impairment charges in 2022 and 2021 related to idle assets in Europe.
(3)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses, as well as its Indian operations.
(4)In the first quarter of 2022, the Company signed a sale-leaseback agreement on one of its European facilities, and a gain was recognized in the second quarter of 2022.
(5)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(6)Impact of prior period indirect tax and customs adjustments.
(7)Relates to the initial recognition of our valuation allowance on net deferred tax assets in the U.S.
(8)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$(10,125)	$(50,754)	$(10,360)	$(111,488)
Capital expenditures	(14,213)	(20,366)	(58,491)	(75,965)
Free cash flow	$(24,338)	$(71,120)	$(68,851)	$(187,453)